EXHIBIT 10.6

LEASE CONTRACT

Lessor: General Tobacco Group Corporation.
Business License No:
Address: No. 80 Jiangjun Road, Jinan
Legal representative: Jiang Haiyan

Lessee: Shandong Yaoyuan Pharmaceutical Company
Business License No.:
Address:
Legal representative: Song Yanliang

Party A and Party B agree to conclude the contract through friendly negotiation with regards to the lease of workshop according to the Contract Law of the People’s Republic of China and relevant regulations.

I.	Status of leased workshop

(1)	The Lessor leases the workshop and relevant facilities located in No 80 Jiangjun Road, Licheng District, Jinan (hereinafter referred to as “The Property”) to the Lessee.

(2)	The leased area of the workshop is 15532.548 square meters.

(3)	The Lessor shall guarantee that the quality of The Property complies with the safety conditions needed by the Lessee.

(4)
The Property is used as the warehouse and office administration of the Lessee. If the Lessee intends to transfer the using purpose, it shall get the written permission of the Lessor, and the transfer charges shall be reported by the Lessee according to the relevant national regulations; the Lessee shall assume all the charges owing the change of the functions; besides, the Lessor will not compensate for the termination caused by any reasons.

(5)	It adopts the method of chartering for The Property.

(6)	See the detailed conditions of The Property in the attached drawings.

II.	Cooperation term

(I)
The cooperation term is set as three years temporarily, and the contract shall be signed once a year. The lease term of this contract is one year, from July 1, 2009 to June 30, 2010. The contract covers the validity period of one year, and it shall be continued through the negotiation of the two parties after one year, and the rent shall be increased by 5% annually.

(II)
The Lessor has right to take back the workshop after the lease term expires, and the Lessee shall return The Property in time and move out of workshop in advance of two weeks; if the Lessee needs to extend the lease term, it shall propose within two months in advance of the expiry date, and the two parties shall resign the contract about the lease matters after approved by the Lessor. The Lessee has the priority to lease The Property under the same conditions.

III.	Delivery

After the effective date of the contract, the Lessor shall deliver The Property by stages to the Lessee (see the detailed delivery plan in the attachment), and the Lessee agrees to lease according to the status of The Property and relevant facilities. The two parties shall sign the transfer list for the status of the infrastructure when transferring and attach the photos.

IV.	Rent

(1)	The deposit for lease of the contract is 200,000 Yuan (Say Two Hundred Thousand Only).

(2)	Rent

The rent is 0.25 Yuan for each square meter one day, and is calculated by the actual delivered area.

(3)	Water & electricity fees

The Lessee shall pay the water & electricity fees according to the actual usage and unified charging standard of the Lessor. The unit price of water is 3.8 Yuan/Cubic Meter, and the unit price of electricity is 1.05 Yuan/Degree.

List of Leased Warehouse Area of Old Plant Area

No.	Name of building	Usable lease area (square meter)

1	1/F Finished Product Warehouse (molding workshop)	1337.42

2	2/F Finished Product Warehouse	1543.99

3	3/F Finished Product Warehouse	1195.148

4	4/F Finished Product Warehouse	1463.828

5	5/F Finished Product Warehouse	1463.828

6	1-4/F Material Warehouse	5690.62

7	Wrapped Box Workshop	858.28

8	Jiuzhou Paper Warehouse	903.834

9	Bicycle Shed	1075.6

10	Total	15532.548